Exhibit 99.1

WhiteHorse Finance, Inc. Announces Fourth Quarter and Full Year 2024 Earnings Results and Declares Quarterly Distribution of $0.385 Per Share

NEW YORK, March 7, 2025 /PRNewswire/ -- WhiteHorse Finance, Inc. (“WhiteHorse Finance” or the “Company”) (Nasdaq: WHF) today announced its financial results for the fourth quarter and year ended December 31, 2024. In addition, the Company’s board of directors has declared a distribution of $0.385 per share with respect to the fourth quarter and year ended December 31, 2024. The distribution will be payable on April 4, 2025 to stockholders of record as of March 21, 2025.

Stuart Aronson, WhiteHorse Finance’s Chief Executive Officer, commented, “While our fourth quarter results were impacted by specific challenges within our investment portfolio, we remain committed to optimizing outcomes for these specific credits. Despite these setbacks, the majority of our portfolio is stable and performing well. We continue to leverage our strategic position in the non-sponsored market where we see better risk-adjusted returns and less competition. Our rigorous underwriting standards and focus on credits with strong fundamentals ensure that we are well-positioned to navigate the current market dynamics and deliver value to our shareholders.”

Summary Information as of December 31, 2024 and September 30, 2024 (unaudited):

	Three Months Ended	Three Months Ended	Change
($ in thousands except per share data)	December 31, 2024	September 30, 2024	$	%
Total investment income	$21,009	$22,851	(1,842)	(8.1)
Total expenses, including excise tax	13,032	13,697	(665)	(4.9)
Net investment income and core net investment income(1)	7,977	9,154	(1,177)	(12.9)
Net investment income and core net investment income(1) per share	0.343	0.394	(0.051)	(12.9)
Distributions per share	0.385	0.385	—	—
Special distributions per share	0.245	—	0.245	NM
Net realized gains (losses)	(12,293)	39	(12,332)	NM
Net unrealized appreciation (depreciation)	8,217	(16,051)	24,268	(151.2)
Net increase (decrease) in net assets resulting from operations	3,901	(6,858)	10,759	(156.9)

($ in thousands except per share data)	As of December 31, 2024	As of September 30, 2024	$	%
Total investments, at fair value(2)	$642,213	$654,338	(12,125)	(1.9)
STRS JV total investments, at fair value	294,957	309,797	(14,840)	(4.8)
Net asset value per share	12.31	12.77	(0.46)	(3.6)

Portfolio and Investment Activity

As of December 31, 2024, the fair value of WhiteHorse Finance’s investment portfolio was $642.2 million, compared with $654.3 million as of September 30, 2024. The portfolio as of December 31, 2024 consisted of 127 positions across 71 companies with a weighted average effective yield of 12.5% on income-producing debt investments. The average debt investment size (excluding investments in STRS JV (as defined below)) was $5.5 million with the overall portfolio comprised of approximately 78.2% first lien secured loans, 1.3% second lien secured loans, 0.2% unsecured loans, 3.6% equity and 16.7% in investments in STRS JV. Almost all loans were variable rate investments (primarily indexed to the Secured Overnight Financing Rate) with fixed rate securities representing only 1.3% of loans at fair value. Nearly all performing floating rate investments have interest rate floors.

During the three months ended December 31, 2024, WhiteHorse Finance made investments in six new portfolio companies for a total of $27.4 million, added a total of $8.0 million to existing portfolio companies and net fundings of $1.5 million to revolver loans. Proceeds from sales and repayments totaled approximately $32.5 million for the three months ended December 31, 2024, driven by full repayments from ATSG, Inc, HC Salon Holdings, Inc. (d/b/a Hair Cuttery), Industrial Specialty Services USA LLC and a full sale of Hollander Intermediate LLC (d/b/a Hollander Sleep Products, LLC).

In addition to the transactions discussed above, during the three months ended December 31, 2024, WhiteHorse Finance transferred assets comprised of three new and two existing portfolio companies, totaling $13.7 million to STRS JV in exchange for cash proceeds.

Distributions

The Company's board of directors has declared a distribution of $0.385 per share with respect to the quarter ended December 31, 2024. The distribution will be payable on April 4, 2025 to stockholders of record as of March 21, 2025.

On November 7, 2024, the Company declared a distribution of $0.385 per share for the third quarter ended September 30, 2024, with distributions declared at or above $0.355 for the forty-ninth consecutive quarter since the Company’s initial public offering. The distribution was paid on January 3, 2025 to stockholders of record as of December 20, 2024. On October 15, 2024 the Company declared a special distribution of $0.245 per share, which was paid on December 10, 2024 to stockholder of record as of October 31, 2024.

Distributions are paid from taxable earnings and may include return of capital and/or capital gains. The specific tax characteristics of the distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year and in the Company’s periodic reports filed with the Securities and Exchange Commission.

Conference Call

WhiteHorse Finance will host a conference call to discuss its fourth quarter results for the period ended December 31, 2024, at 2:00 p.m. ET on Friday, March 7, 2025. To access the teleconference, please dial 800-267-6316 (domestic) or +1 203-518-9783 (international) approximately 10 minutes before the teleconference’s scheduled start time and reference ID #WHFQ424. Investors may also access the call on the investor relations portion of the Company’s website www.whitehorsefinance.com.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion through March 14, 2025. The teleconference replay can be accessed by dialing 800-839-2389 or +1 402-220-7204 for international callers. A webcast replay will also be available on the investor relations portion of the Company’s website at www.whitehorsefinance.com.

About WhiteHorse Finance, Inc.

WhiteHorse Finance is a business development company that originates and invests in loans to privately held, lower middle market companies across a broad range of industries. The Company’s investment activities are managed by H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, LLC, (“H.I.G. Capital”). H.I.G. Capital is a leading global alternative asset manager with $67 billion of capital under management(3) across a number of funds focused on the small and mid-cap markets. For more information about H.I.G. Capital, please visit http://www.higcapital.com. For more information about the Company, please visit http://www.whitehorsefinance.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

(1) “Core net investment income” is a non-GAAP financial measure. The Company believes that core net investment income provides useful information to investors and management because it reflects the Company’s financial performance excluding (i) the net impact of costs associated with the refinancing of the Company’s indebtedness, (ii) the accrual of the capital gains incentive fee attributable to net realized and unrealized gains and losses, and (iii) excise and other income taxes related to such net realized gains and losses (net of incentive fees). The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Additional information on core net investment income and a reconciliation of core net investment income to its most directly comparable GAAP financial measure, net investment income, are set forth in Schedule 1 hereto.

(2) Includes investments in WHF STRS Ohio Senior Loan Fund LLC (“STRS JV”), an unconsolidated joint venture, totaling $107.2 million, at fair value.

(3) Based on total capital raised by H.I.G. Capital and affiliates.

SCHEDULE 1

As a supplement to GAAP financial measures, the Company has provided information relating to core net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income determined in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Core net investment income represents net investment income adjusted to exclude the net impact of costs associated with the refinancing of the Company’s indebtedness, the accrual of the capital gains incentive fee attributable to net realized and unrealized gains and losses, and excise or other income taxes related to such net realized gains and losses (net of incentive fees). There were no excise or other income taxes related to net realized gains and losses for the quarters ended December 31, 2024 and December 31, 2023.

The following table provides a reconciliation of net investment income to core net investment income for the three months ended December 31, 2024 and December 31, 2023 (in thousands, except per share data):

	December 31, 2024		December 31, 2023
	Amount	Per Share	Amount	Per Share
		Amounts		Amounts
Net investment income	$7,976	$0.343	$10,604	$0.456
Net impact of costs associated with refinancing of indebtedness	-	-	-	-
Accrual for capital gains incentive fee	-	-	-	-
Net impact of excise tax expense related to net realized gains and losses	-	-	-	-
Core net investment income	$7,976	$0.343	$10,604	$0.456

Contacts

Stuart Aronson
WhiteHorse Finance, Inc.
212-506-0500
saronson@higwhitehorse.com

or

Joyson Thomas
WhiteHorse Finance, Inc.
305-379-2322
jthomas@higwhitehorse.com

or

Robert Brinberg Rose & Company 212-257-5932 whitehorse@roseandco.com

Source: WhiteHorse Finance, Inc.